Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 5, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the discontinued operations related to the Jinan Guangdian Jia He Broadband Co. Ltd. as described in Note 4 to the consolidated financial statements, as to which the date is February 5, 2014, relating to the consolidated financial statements of YOU On Demand Holdings, Inc. and its Subsidiaries (the “Company”) as of December 31, 2012 and 2011 and for each of the two years then ended, which appears in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2014. We also consent to the reference to our firm under the caption “EXPERTS” in this Registration Statement.

/s/ UHY LLP

New York, New York
February 6, 2014